EXHIBIT  23.1



                CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 4, 2000 relating to the financial statements and financial statement schedule of Ecology and Environment, Inc., which appear in Ecology and Environment, Inc.'s Annual Report on Form 10-K for the year ended July 31, 2000.




/s/ PricewaterhouseCoopers LLP
Buffalo, New York

March 14, 2001